                                                                 EXHIBIT 4(g)

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (this "Agreement") dated as of the 8th day of December, 1997 between REGENT COMMUNICATIONS, INC., a Delaware corporation (the "Company") and BMO FINANCIAL, INC., Delaware corporation (the "Buyer").

     1. Authorization. The Company will authorize the sale and issuance under this Agreement of 1,000,000 shares (the "Shares") of its Series D Convertible Preferred Stock (the "Series D Preferred Stock"), having the rights, privileges and preferences as set forth in the Amended and Restated Certificate of Incorporation (the "Certificate") in the form attached to this Agreement as Exhibit A. The shares of Common Stock into which the Shares will be convertible are referred to herein as the "Conversion Stock."

     2. Sale and Purchase of the Series D Preferred Stock. On and subject to the terms and conditions set forth herein, the Company will sell, issue and deliver to Buyer, and Buyer will purchase from the Company, 1,000,000 shares of the Series D Preferred Stock. Buyer's purchase of the Shares will be made in two stages: the first consisting of the sale of 220,000 Shares for $1,100,000 to occur on the First Closing Date and the second consisting of the sale of 780,000 Shares for $3,900,000 to occur on the Second Closing Date.

     3. Closing Dates. The closings of the purchase and sale of the Series D Preferred Stock hereunder (the "Closings") shall be at the offices of Strauss & Troy, 2100 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202 or at such other place upon which the Company and Buyer shall agree, as to the first staged purchase on December 8, 1997 (the "First Closing Date") and as to the second staged purchase on the date the obligations to purchase the Shares at the Second Closing Date set forth in Section 9 hereof have been fulfilled or waived (the "Second Closing Date") (the dates of the Closings are hereinafter referred to as the "Closing Dates").

     4. Purchase Price. The purchase price for the Series D Preferred Stock is Five Million Dollars ($5,000,000.00) ($5.00 per share) (the "Purchase Price"), which sum Buyer will pay to the Company as follows:

        (a) on the First Closing Date, $1,100,000, representing the value of 220,000 Shares, by wire transfer in accordance with the Company's instructions; and

        (b) on Second Closing Date, the balance of $3,900,000 representing the value of 780,000 Shares, by wire transfer in accordance with the Company's instructions.

     5. Deliveries by the Company. At the Closings, the Company will deliver to Buyer the following:



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        (a) at the First Closing, a stock certificate or certificates representing 220,000 shares of Series D Preferred Stock, and at the Second Closing a stock certificate or certificates representing 780,000 shares of Series D Preferred Stock, duly issued in the name of Buyer and bearing the legends set forth in Section 8(j) hereof; and

        (b) at the First Closing, the Stockholders' Agreement, in the form of Exhibit B attached hereto (the "Stockholders' Agreement"), duly executed on behalf of the Company;

        (c) certificates issued by the Secretaries of State of Delaware and Kentucky as to the status of the Company as a corporation organized and/or existing in good standing in that state; and

        (d) an opinion of Strauss & Troy as counsel to the Company, substantially in the form attached as Exhibit C.

     6. Deliveries by Buyer. At the Closings, Buyer will deliver to the Company the following:

        (a) at the First Closing, $1,100,000;

        (b) at the Second Closing, $3,900,000; and

        (c) at the First Closing, the Stockholders' Agreement, duly executed on behalf of Buyer.

     7. Representations and Warranties of the Company. Except as set forth on Exhibit D attached hereto, the Company represents and warrants to Buyer as follows:

        (a) Organization and Qualification. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is authorized to transact business as a foreign corporation in good standing in those jurisdictions in which the nature of its activities or the property owned by it make such qualification necessary. The Company has furnished Buyer or its counsel with copies of its Amended and Restated Certificate of Incorporation and By-Laws, as currently in effect. Said copies are true, correct and complete and contain all amendments through the date hereof. As of the First Closing Date, the Amended and Restated Certificate of Incorporation of the Company shall be in the form of the Certificate.

        (b) Subsidiaries. The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.




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        (c) Capitalization. The authorized capital stock of the Company consists, or upon the filing of the Certificate will consist, of 30,000,000 shares of Common Stock, of which 240,000 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, of which 620,000 shares have been designated Series A Preferred (600,000 shares of which will be issued and outstanding (at $5.00 per share) as of the First Closing Date and 620,000 will be issued and outstanding as of the Second Closing Date), 1,000,000 shares have been designated Series B Preferred (none of which will be issued and outstanding as of the First Closing Date), 4,000,000 shares have been designated Series C Preferred (none of which will be issued and outstanding as of the First Closing
Date), and 1,000,000 shares have been designated Series D Preferred (none of which will be issued and outstanding as of the Closing Date),and 5,000,000 shares have been designated Series E Preferred (none of which will be issued and outstanding as of the First Closing Date). The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. The Company has reserved 1,000,000 shares of Series D Preferred Stock for issuance hereunder and 1,200,000 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock. All outstanding securities of the Company were issued in compliance with applicable federal and state securities laws. The Series D Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate. Except under the terms of the Preferred Stock, as set forth in the Certificate, and except as described in this Agreement or on Exhibit D, there are no outstanding options, warrants, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company.

        (d) Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of (i) the Shares and (ii) the Conversion Stock and the performance of all of the Company's obligations hereunder has been taken or will be taken prior to the Closings. This Agreement and the Stockholders' Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement is subject to general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in the Certificate. The Conversion Stock has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Certificate, will be validly issued, fully paid and nonassessable. The Shares and the Conversion Stock will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of the Company; provided, however, that the Shares and the Conversion Stock will be subject to restrictions on transfer under state and/or federal securities laws as set forth herein and under certain other restrictions as set forth in the Stockholders' Agreement.

        (e) Financial Statements. The Company has delivered to the Buyer its unaudited Balance Sheet dated September 30, 1997, together with its unaudited income statements dated




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September 30, 1997 (collectively, the "Financial Statements"). The Financial
Statements are complete and correct in all material respects, have been prepared in accordance with generally-accepted accounting principles (with the exception of normal year-end adjustment and the absence of footnotes), and accurately set forth and describe the financial condition of the Company as of the dates thereof. Between the dates of the Financial Statements and the Closing Dates, there has not been any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse.

        (f) Material Liabilities. As of the Closings, the Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) the liabilities and obligations set forth in the Balance Sheet provided in accordance with Section 7(e), (ii) liabilities and obligations which have been incurred subsequent to the date of the Balance Sheet in the ordinary course of business which have not been in the aggregate, materially adverse, (iii) liabilities and obligations under a lease for its principal offices and leases for equipment, and (iv) liabilities and obligations under sales, procurement and other contracts and arrangements entered into in the normal course of business.

        (g) Compliance with Laws. The Company is not in violation of (i) any applicable order, judgment, injunction, award or decree, or (ii) any federal, state, local or foreign law, statute, rule, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the business of the Company except for violations which reasonably could not have a material adverse effect on the business or properties of the Company. The Company has obtained all licenses, permits, orders and approvals of any federal, state, local or foreign governmental regulatory body (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company. All of such Permits are in full force and effect, no violations are or have been recorded in respect of any Permit and no proceeding is pending or, to the best of the Company's knowledge, threatened to revoke or limit any such Permit.

        (h) Title to Properties and Assets; Liens, etc. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or (charge including inchoate liens for taxes and employee liabilities), other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

        (i) Compliance with Other Instruments, None Burdensome, etc. The Company is not in violation of any term of its Amended and Restated Certificate of Incorporation or By-Laws, or of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Series D Preferred Stock, the Conversion Stock, and the Company's Series A Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock as contemplated by existing agreements have not resulted and will not result in any




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violation of, or conflict with, or constitute a material default under, the
Company's existing Amended and Restated Certificate of Incorporation or By-Laws or any of its agreements or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

        (j) Litigation. There are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any reasonable basis therefor or threat thereof).

        (k) Registration Rights. Except as set forth in this Agreement, Stock Purchase Agreements with Terry S. Jacobs and River Cities Capital Fund Limited Partnership, a Stock Purchase Agreement with General Electric Capital Corporation, and an Agreement of Merger with Faircom Inc., (the "Faircom Merger Agreement"), the Company is not under any contractual obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

        (l) Governmental Consent, etc. No consent, approval or authorization of (or designation, declaration of filing with) any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Series D Preferred Stock and the Conversion Stock, or the consummation of any other transaction contemplated hereby, except (i) filing of the Certificate in the office of the Secretary of State of the State of Delaware, and (ii) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Series D Preferred Stock and the Conversion Stock under applicable state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.

        (m) Offering. Subject to the accuracy of the Buyer's representations in
Section 8 hereof, the offer, sale and issuance of the Series D Preferred Stock to be issued in conformity with the terms of this Agreement, and the issuance of the Conversion Stock upon conversion of the Series D Preferred Stock, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

        (n) Brokers or Finders; Other Offers. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

        (o) Material Contracts and Obligations. Attached hereto as Exhibit E is a list of all agreements, contracts, indebtedness, liabilities and other obligations to which the Company is a party or by which is the Company or its assets are bound that are material to the conduct and operations of its business and properties, which provide for payments to or by the Company in excess of Fifty Thousand Dollars ($50,000) (excluding contracts for advertising or the broadcast of air time entered into in the ordinary course of business), or which are between the Company and its officers, directors, consultants and employees. Copies of such agreements and contracts and




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documentation evidencing such liabilities and other obligations have been made available for inspection by Buyer and its counsel. All of such agreements and contracts are valid, binding and in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts. The Company is not in default under any such agreements or contracts and, to the best of the Company's knowledge, no other party to such agreements or contracts is in default thereunder.

        (p) Taxes. The Company has filed all tax returns that are required to have been filed on or before the Closings with appropriate federal, state, county and local governmental agencies or instrumentalities, except where the failure to do so would not have a material adverse effect upon the business of the Company taken as a whole. The Company has paid or established reserves for all income, franchise and other taxes, assessments, governmental charges, penalties, interest and fines due and payable by it on or before the Closings. There is no pending dispute with any taxing authority relating to any of such returns, and the Company has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of the Company for which there is not an adequate reserve reflected in the Financial Statements.

        (q) Representations and Warranties. The representations and warranties set forth in Section 5 of the Credit Agreement by and between the Company, General Electric Capital Corporation, as Documentation Agent, Bank of Montreal, Chicago Branch, as Agent, and the lenders listed therein providing for a $55,000,000 senior secured revolving credit facility, dated November 14, 1997 (the "Credit Agreement"), as qualified by any schedules thereto (which representations, warranties and schedules are incorporated herein by this reference), are true and correct in all material respects as of the date of this Agreement.

        (r) Formation and Operations of the Company. The Company was formed as a Delaware corporation on November 4, 1996. Except as disclosed on Exhibit D, hereto, the Company has not been engaged in any material business or operations or incurred any material liabilities, other than in connection with its formation, the negotiation and execution of this Agreement, the Credit Agreement, the agreements relating to the offer and sale of the Series A, Series C, Series D and Series E Preferred Stock, and the negotiation and execution of documentation with respect to the Proposed Acquisitions (as defined in Section 12 below).

        (s) Disclosure. No representations or warranty by the Company in this Agreement, nor any statement, document, or certificate, furnished or to be furnished, to the Buyer in connection herewith, or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. The Company has made available for inspection by the Buyer and its representatives complete and correct copies of the corporate minute books of the Company. Such minute books contain the minutes of all meetings of the stockholders, the Board of Directors, and any committees thereof, of the Company that have been held prior to the date hereof, and all written consents to actions executed in lieu thereof.



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     8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Company with respect to the purchase of the Shares as follows:

        (a) Non-Registration. Buyer understands that the offering and sale of the Series D Preferred Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), by virtue of Section 4(2) of the Act and the provisions of Regulation D promulgated thereunder, that the Series D Preferred Stock has not been registered under the 1933 Act or under the securities laws of any state, and that the Company will be under no obligation to effect any such registration except to the extent set forth in
Section 13 hereof.

        (b) Investment Intent. Buyer is purchasing the Series D Preferred Stock and the Conversion Stock for its own account, for investment and not with a view to resale, distribution, or other disposition, and Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition. It understands that the Shares and the Conversion Stock have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Buyer's representations as expressed herein. Buyer will not sell or otherwise transfer the Series D Preferred Stock without registration under the 1933 Act and applicable state securities laws, or pursuant to an exemption from the registration requirements thereof which, in the opinion of counsel reasonably acceptable to the Company, is available for the transaction.

        (c) Rule 144. Buyer acknowledges that the Shares and the Conversion Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

        (d) No Public Market. Buyer understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

        (e) Status of Buyer. Buyer: (i) is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act, inasmuch as Buyer meets the requirements of subparagraph (a)(3) of Rule 501;
(ii) was not formed for the primary purpose of evading federal or state securities laws, and (iii) is a "Qualified Institutional Buyer" as defined in 17 C.F.R.230.144A(a).


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        (f) Opportunity to Review Books and Records. Buyer has had a reasonable opportunity to inspect all documents, books and records pertaining to the Company and the Series D Preferred Stock and confirms that the Series D Preferred Stock is being purchased without Buyer's receipt of any offering literature.

        (g) Opportunity for Questions. Buyer has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Company, its business and proposed operations, the terms of the Series D Preferred Stock and all other aspects of investment in the Company, and all such questions have been answered to the full satisfaction of Buyer.

        (h) Manner of Purchase. Buyer is not subscribing for the Series D Preferred Stock as a result of or pursuant to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person other than a representative of the Company.

        (i) Brokers or Finders; Other Offers. Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

        (j) Legends. Buyer understands that the certificate(s) representing the Series D Preferred Stock shall bear legends in substantially the following forms, and Buyer shall not transfer any of the shares of Series D Preferred Stock, or any shares of common stock that may be issued on conversion thereof, or any interest therein, except in accordance with the terms of such legends:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (the "Securities Laws"). These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration under applicable Securities Laws, or the availability of an exemption therefrom. This certificate will not be transferred on the books of the Corporation or any transfer agent acting on behalf of the Corporation except upon the receipt of an opinion of counsel, satisfactory to the Corporation, that the proposed transfer is exempt from the registration requirements of all applicable Securities Laws, or the receipt of evidence, satisfactory to the Corporation, that the proposed transfer is the subject of an effective registration statement under all applicable Securities Laws."

     "The issuer is subject to restrictions contained in the Federal Communications Act, as amended. The securities evidenced by this certificate may not be sold, transferred, assigned or hypothecated if, as a result thereof, the issuer would be in violation of that act."




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
     "The securities represented by this certificate are subject to the terms of that certain Stockholders' Agreement dated as of May 20, 1997 among Regent Communications, Inc. and its stockholders, as the same may be amended from time to time."

        (k) Authority of Buyer. This Agreement and the Stockholders' Agreement when executed and delivered by the Buyer will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement is subject to general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity.

        (l) No Conflicts. The execution, delivery and performance of this Agreement and the Stockholders' Agreement by Buyer will not violate in any material respect any provision of law or any rule or regulation of any federal, state or local governmental authority to which Buyer is subject, nor result in a breach or violation by Buyer of any of the terms or provisions of, or constitute an event of default under, any material indenture, mortgage, trust (constructive or otherwise), loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound. Buyer is not a party to, or subject to, or bound by, any judgment, award, injunction, order or decree of any court or governmental authority, or any arbitration award which may restrict or interfere with the performance by Buyer of this Agreement, the Stockholders' Agreement or such other documents as may be delivered by Buyer in connection herewith.

        (m) Legal Proceedings. There is no action, suit, proceeding or investigation pending (or, to the knowledge of Buyer, threatened) against Buyer in, before or by any court, administrative agency or arbitrator affecting the ability of Buyer to carry out the provisions of this Agreement or the Stockholders' Agreement and the transactions contemplated thereby.

     9. Buyer's Conditions to Closings. The Buyer's obligation to purchase the Shares at the Closings is subject to the fulfillment of the following conditions:

        (a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 7 hereof shall be true and correct, if limited by materiality, in accordance with the terms thereof in all respects, and if not so limited by materiality, in all material respects, as of each Closing Date.

        (b) Covenants. As to each Closing Date, all covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to that Closing Date shall have been performed or complied with in all material respects.

        (c) Compliance Certificate. The Company shall have delivered to Buyer a certificate of the Company in the form of Exhibit F hereto, executed by the President of the Company, dated as of the First or Second Closing Date (whichever is applicable), and certifying as to the fulfillment of the conditions specified in Sections 9(a) and (b) of this Agreement.



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        (d) Compliance with State Securities Laws. The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Shares and the Conversion Stock, or shall have the availability of exemptions therefrom.

        (e) Certificate of Amendment. The Certificate shall have been filed with the Secretary of State of the State of Delaware.

        (f) Legal Matters. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to Buyer.

        (g) Proposed Acquisitions. The Company shall have obtained executed definitive documentation with respect to the Proposed Acquisitions (as defined in Section 12 below).

        (h) Additional Financing. A Credit Agreement providing for a $55,000,000 senior secured revolving credit facility through Bank of Montreal shall have been signed and (i) as to the Second Closing Date, the Series C and 1,000,000 shares of Series B Preferred Stock shall have been issued by the Company or,
(ii) as to the First Closing Date, definitive agreements for the issuance of the Series C and Series B Preferred Stock (with closing conditions reasonably satisfactory to Buyer) shall have been executed by the Company and the purchasers thereof, each on terms reasonably satisfactory to Buyer.

        (i) Third Party Consents. Buyer shall have received satisfactory evidence of the receipt by the Company of all permits, authorizations, consents, approvals, and/or waivers from third parties and governmental, regulatory or administrative authorities, including without limitation, the Federal Communications Commission, necessary to permit the consummation of the transaction contemplated by this Agreement and issuance of the Series B Preferred Stock.

        (j) Series A Preferred Stock. On or before the Second Closing Date, the Company shall have sold an aggregate of 620,000 shares of Series A Preferred Stock of the Company with an aggregate value of $3,100,000, of which by the First Closing Date 600,000 shall have been issued for $3,000,000 and the balance subject to sale by the Second Closing Date pursuant to an executed definitive agreement. The current holders of the Series A Preferred Stock shall have waived any rights such holders may have to subscribe for shares of Series D Preferred Stock pursuant to Section 6 of the Regent Communications, Inc. Stockholders' Agreement, dated May 20, 1997, by and among the Company, Terry S. Jacobs, William J. Stakelin, and River Cities Capital Fund Limited Partnership.

        (k) Limitation of Ownership. After giving effect to the issuance of the Shares on the First Closing Date and on the Second Closing Date (whichever is applicable), the number of Shares held by Buyer shall be less than twenty-five percent (25%) of the total number of fully-paid shares of Common Stock and Preferred Stock of the Company in the aggregate then outstanding.



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        (l) Jacobs Guaranty. Terry S. Jacobs shall have executed and delivered to Buyer a Guaranty in the form attached as Exhibit G.

     10. Company's Conditions to Closings. The Company's obligation to sell and issue the Shares at the Closing Dates is, at the option of the Company, subject to the fulfillment as of the Closing Dates of the following conditions:

        (a) Representations and Warranties Correct. The representations and warranties made by Buyer in Section 8 hereof shall be true and correct when made, and shall be true and correct on each Closing Date.

        (b) Compliance with State Securities Laws. The Company shall have obtained (having used its reasonable best efforts to obtain) all permits and qualifications required by any state for the offer and sale of the Shares and the Conversion Stock, or shall have the availability of exemptions therefrom.

        (c) Certificate of Amendment. The Certificate shall have been filed with the Delaware Secretary of State.

        (d) Stockholders' Agreement. The Buyer shall have executed the Stockholders' Agreement and shall be bound as a party thereto.

        (e) Legal Matters. All material matters of a legal nature which pertain to this Agreement, and the transactions contemplated hereby, shall have been reasonably approved by counsel to the Company.

     11. Affirmative Covenants of the Company. The Company hereby covenants and agrees as follows:

        (a) Financial Information. The Company will mail the following reports to Buyer so long as Buyer is a holder of any of the Shares or the Conversion
Stock:

            (i) As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of operations and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company, who shall provide to Buyer their opinion on such financial statements based on their audit.

            (ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within forty-five

(45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and consolidated statements of changes in financial condition of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than for accompanying notes), all in reasonable detail and signed by the principal financial or accounting officer of the Company.

            (iii) As soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, copies of the monthly sales reports and cash flow for such month of each radio station owned and operated by the Company and its subsidiaries as furnished to the Company by each such station.

        (b) Assignment of Rights to Financial Information. The rights to receive the reports described in Section 11(a) may not be assigned or otherwise conveyed by Buyer or by any subsequent transferee of any such rights without the prior written consent of the Company; provided, however, that Buyer may assign the right to receive such reports to any transferee, other than a competitor, vendor or customer of the Company, and after giving notice to the Company, if such transferee acquires at least 20,000 shares of Series D Preferred Stock or Conversion Stock (appropriately adjusted for any stock split, stock dividend, recapitalization or similar event).

        (c) Inspection. The Company shall permit Buyer, its counsel or its other representatives (i) to examine the Company's books of account and other records and to make copies or extracts therefrom and to discuss the Company's affairs, finances and accounts with its officers, management employees and independent accountants, all at such reasonable times and as often as Buyer may reasonably request; provided, however, that the Company shall not be obligated pursuant to this Section 11(c) to provide trade secrets or confidential information or to provide information to any person who the Company reasonably believes is a competitor of the Company.

        (d) Termination of Covenants. The covenants set forth in this Section 11 shall terminate at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

        (e) Percentage Interest. Based on the capitalization of the Company as of the Second Closing Date and taking into account the issuance, and treating as outstanding, of 620,000 additional shares of the Company's Series A Preferred Stock, 3,792,400 shares of the Company's Series C Preferred Stock, and 1,000,000 shares of the Company's Series B Preferred Stock as contemplated by existing agreements, if the Series D Preferred Stock purchased by Buyer pursuant to this Agreement were converted to Common Stock of the Company in accordance with the terms of the Series D Preferred Stock, as of the Second Closing Date, the Series D Preferred Stock issued and delivered to Buyer pursuant to this Agreement, as so converted, would constitute approximately 16.25% of the issued and outstanding equity securities of the Company, calculated on a fully diluted basis (assuming the conversion or exercise of all outstanding convertible securities, options and warrants, but excluding options to purchase Common Stock of the Company up to an amount equal to 15% of the outstanding capital stock of the Company, on a fully diluted basis (assuming the conversion of all Convertible Preferred Stock to Common Stock), to be issued to management of the Company under the terms of a management stock option plan described on Exhibit H ("Management Stock Options").

        (f) Redemption. In the event the Faircom Merger Agreement is terminated for any reason or either the Closing Date under the Credit Agreement or the Second Closing Date under this Agreement has not occurred on or before March 31, 1998 (for reasons other than a default by Buyer), the Company shall immediately redeem all Shares of Series D Preferred Stock held by Buyer at the Stated Value thereof, plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of redemption, and all of the Shares shall be returned to the Company for cancellation; whereupon, this Agreement shall terminate and be of no further force or effect, and Buyer shall have no further obligations to, or claims or rights against, the Company pursuant to this Agreement, the Certificate, or the terms of the Shares.

     12. Use of Proceeds. The Company hereby covenants and agrees with Buyer that the Purchase Price received from Buyer at the Closing shall be used to fund the acquisitions of certain radio stations and related assets in California, Arizona, Michigan and Ohio (the "Proposed Acquisitions") and for other general corporate purposes.

     13. Registration Rights. If, during any period when Buyer holds shares of the Series D Preferred Stock or Conversion Stock, the Company files a registration statement with the Securities and Exchange Commission to register for public offering its common stock, the Company shall give at least 45 days' advance written notice to Buyer of its intent to file such registration statement. If so requested by Buyer within 30 days of the giving of such written notice, to the extent then permissible under federal and applicable state securities laws, and the rules and regulations of the Securities and Exchange Commission thereunder, the Company shall include in such registration statement for resale for Buyer's account such portion of the shares of the Conversion Stock then held by Buyer or into which the Series B Preferred Stock held by Buyer is then convertible, as Buyer shall request, except where the inclusion of any or all of Buyer's Conversion Stock is not permitted by the Company's underwriter(s) based on bona fide market considerations as specified below. To the extent Buyer's Conversion Stock is not included in such registration, either as a result of Buyer's requesting inclusion of less than all of such stock, of Buyer's not requesting inclusion within the thirty (30) day period specified above, or of the operation of the "underwriter out" specified below, such remaining share of Conversion Stock shall continue to be subject to this Section 13 and eligible for inclusion in any subsequent registration effected by the Company pursuant to this Section 13.

     The Company shall not be required to include any shares of Conversion
Stock in any Registration Statement to the extent the public offering involves an underwriting, and the managing underwriter thereof advises the Company in writing that, in their opinion, the number of shares of Conversion Stock requested to be included, when added to the number of shares of Common Stock desired to be offered by the Company exceeds the number that can be sold in such offering, at a price reasonably related to fair market value. To the extent the managing underwriter provides such advice, the Conversion Stock to be included on behalf of Buyer, and any other shares to be registered pursuant to such Registration Statement on behalf of another selling stockholder, shall be reduced pro rata, taking into account the number of shares requested to be registered by the Buyer and any other selling stockholders.

     The expense of such registration (except for the expense of underwriters' or other sales compensation which will be borne by Buyer on a pro rata basis in proportion to the number of shares transferred for Buyer's account as a portion of the total number of shares sold pursuant to the registration statement) will be borne by the Company. At the time of any registration pursuant to this
Section 13, the Company and Buyer shall enter into any underwriting or other formal agreements containing such terms and provisions with respect to the marketing of such securities, indemnification and other related matters as may be reasonably required by the Company's underwriter(s) in any such registration. As a condition of the inclusion of the Conversion Stock in any such registration, Buyer agrees to furnish to the Company such information concerning Buyer as may be requested by the Company as necessary in connection with the registration or qualification of the Conversion Stock under federal and state securities laws. Prior to the effective date of any such registration statement relating to the Conversion Stock, the Company and Buyer shall each enter into an agreement providing for reciprocal indemnification against losses, claims, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact contained in a prospectus or related registration statement, notification or the like or from any omission or alleged untrue statement of material fact required to be stated therein or necessary to make the statements therein not misleading, based upon the information provided by it or on its behalf for use therein.

     14. Reimbursement of Expenses. The Company hereby agrees to reimburse Buyer for its out-of-pocket expenses, including all reasonable legal and other costs and fees, incurred in connection with its due diligence review of the investment in the Company made by it hereunder and the negotiation, execution and performance of this Agreement. To the extent any change of, amendment to or waiver of any requirement under this Agreement is effected at the request of the Company, the Company hereby agrees to reimburse Buyer for its out-of-pocket expenses, including all reasonable legal and other costs and fees, incurred in connection with such change, amendment or waiver. Further, the Company shall reimburse Buyer for its out-of-pocket expenses, including all reasonable legal and other costs and fees, incurred in connection with the enforcement by Buyer of the Company's obligations hereunder.

     15. Miscellaneous.

        (a) Notices. Any notice, request or other document to be given hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy or certified or registered mail, postage prepaid:

            (i)    if to the Company, addressed to:

                           Regent Communications, Inc.
                           50 East RiverCenter Boulevard, Suite 180
                           Covington, KY  41011
                           Attn: Terry S. Jacobs, Chairman of the Board
                           Facsimile: (606) 292-0352

                   with a copy to:

                           Strauss & Troy
                           2100 PNC Center
                           201 East Fifth Street
                           Cincinnati, Ohio 45202
                           Attn:  Alan C. Rosser, Esq.
                           Facsimile:    (513) 241-8289

            (ii) if to Buyer, addressed to:

                           BMO Financial, Inc.
                           430 Park Avenue
                           New York, New York 10022
                           Attn: Mike Andres
                           Facsimile:  212/605-1648

                   with a copy to:

                           O'Melveny & Myers
                           153 East 53rd Street
                           New York, New York 10022
                           Attn: Jeffrey L. Norton, Esq.
                           Facsimile: 212/326-2061

or to such other address or telecopy number as any party shall have specified by notice given to the other parties in the manner specified above.

        (b) Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, and the other agreements expressly contemplated by this Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written agreements, memoranda, term sheets, understandings and undertakings among the parties hereto relating to the subject matter hereof. This Agreement may be modified or amended only by a written instrument executed by or on behalf of the parties hereto.

        (c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the application of its conflicts of laws principles. The state and federal courts located in New York County, New York shall have exclusive jurisdiction over claims or disputes between the Company and the Buyer pertaining to the purchase by the Buyer of the Series D Preferred Stock hereunder. The parties expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court and hereby waive any objection which such party may have based on lack of personal jurisdiction, improper venue or inconvenient forum. The parties hereby waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement or the transactions contemplated hereby.

        (d) Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

        (e) Construction. The section and subsection headings used herein are for convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement. As used in this Agreement, the masculine, feminine and neuter gender each includes the other, unless the context otherwise dictates. Any and all schedules and exhibits referred to in this Agreement and attached hereto are and shall be incorporated in this Agreement as if fully set forth herein.

        (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        (g) Specific Performance. The parties hereto acknowledge that damages may be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder may be specifically enforceable, and no party will take any action to impede the other from seeking to enforce such right of specific performance after any such breach.

        (h) Successors and Assigns: Assignability. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, that the right of the Buyer to purchase the Series D Preferred Stock shall not be assignable without the consent of the Company. This Agreement (i) shall not confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder; and (ii) shall not be assignable by either party without the prior written consent of the other.

        (i) Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     (j) Survival. The representations and warranties of the parties contained herein shall survive execution and delivery of this Agreement and issuance and delivery of the Series D Preferred Stock hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the day and year first above written.

                                     COMPANY:

                                     REGENT COMMUNICATIONS, INC.



                                     By:
                                         ------------------------------------

                                     Its:
                                         ------------------------------------


                                     BUYER:

                                     BMO FINANCIAL, INC.

                                     By:
                                         ------------------------------------

                                     Its:
                                         ------------------------------------